EXHIBIT 3

                              WEALTH MINERALS LTD.
                        FORMERLY TRIBAND ENTERPRISE CORP.
                                    Suite 903
                              1485 West 6th Avenue
                                 Vancouver, B.C.
                                     V6G 4H1
                            Telephone: (604)331-0096
                            Facsimile: (604)714-0879


                               TRADING SYMBOL: WML

                               February 23rd, 2004

                              N E W S R E L E A S E

                            SHARES FOR DEBT APPROVED


Wealth Minerals Ltd. (the "Company") announces that the TSX Venture Exchange has approved the issuance of 85,583 Common Shares in settlement of $20,300 in debt outstanding by the Company.

A director, Jerry Pogue will receive 8,333 Common Shares in settlement of $2,000 outstanding to him. A company owned by Gary Freeman, a director, will receive 20,000 Common shares in settlement of $4,800 owing to G.F. Consulting Corp.

All shares issued will be subject to a four month hold period ending June 9th, 2004.

For further information concerning the Company, please contact Mr. Gary Freeman, President and Director at (604)331-0096.


                                               WEALTH MINERALS LTD.


                                               Per:  /s/  Gary R. Freeman
                                                  ------------------------------
                                                  Gary R. Freeman
                                                  President and Director





The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.